Exhibit 99.1

January 21, 2014	Contact: Gualberto Ranieri
248-512-2226 (office)
847-778-4162 (cell) gualberto.ranieri@chrysler.com

Shawn Morgan
(248) 512-2692 (office)
(248) 760-2621 (cell) shawn.morgan@chrysler.com

Chrysler Group Enters Into Agreement with UAW to Make Contributions to VEBA Trust and Pays a Special Distribution

January 21, 2014 , Auburn Hills, Mich. - As previously announced, Chrysler Group and the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (the “UAW”) have entered into a memorandum of understanding to supplement Chrysler Group’s existing collective bargaining agreement. Under the MoU, Chrysler Group will provide additional contributions to the VEBA Trust of an aggregate of $700 million in four equal annual installments. Chrysler Group made the initial payment today contemporaneously with the closing of a transaction between a wholly-owned subsidiary of Fiat and the VEBA Trust in which Chrysler Group became a wholly owned subsidiary of Fiat.

Additionally, Chrysler Group paid a special distribution to its members in an aggregate amount of $1,900 million.1

For more information on Fiat’s acquisition of the remaining equity interests in Chrysler Group from the VEBA Trust, please visit: http://www.fiatspa.com/en-US/Pages/home.aspx.

Additional information and news from Chrysler Group LLC is available at http://www.media.chrysler.com.

1

FNA’s portion of the special distribution was paid to the VEBA Trust as part of the purchase consideration for its acquisition of the VEBA Trust’s equity interest in Chrysler Group.

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Additional information and news from Chrysler Group LLC is available at http://www.media.chrysler.com.